EXHIBIT 3.1
ARTICLES OF INCORPORATION

BRIDGEWELL INCOME TRUST INC.

The undersigned natural person of the age of eighteen (18) years or more, acting as incorporator of a corporation under the Florida Business Corporation Act, hereby adopts the following Articles of Incorporation for such corporation:

ARTICLE 1. NAME

The name of the corporation is BridgeWell Income Trust Inc.

ARTICLE 2. EFFECTIVE DATE: DURATION

The effective date is July 17, 2012. The period of its duration is perpetual.

ARTICLE 3. PURPOSES

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Florida Business Corporation Act, as the same exists or may hereafter be amended ("Florida Law"). The Corporation may in its bylaws confer powers, not in conflict with law, upon its directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon them by statute.

ARTICLE 4. SHARE STRUCTURE

The total number of shares that the Corporation shall have authority to issue is fifteen million (15,000,000), of which ten million (10,000,000) shares shall be Common Shares, par value $1.00 per share, and five million (5,000,000) shares shall be Preferred Shares, no par value per share.

(1) Provisions Relating to Common Shares

(a) Each Common Share shall have one (1) vote, and the exclusive voting power for all purposes shall be vested in the holders of the Common Shares. Preferred Shares shall not have voting rights.

(b) No holder of Common Shares as such shall have any preemptive right to subscribe to or acquire:

(i) unissued or treasury shares of the Corporation of any class,

(ii) securities of the Corporation convertible into or carrying a right to acquire or subscribe to shares of any class, or
(iii) any other obligations, warrants, rights to subscribe to shares or other securities of the Corporation of any class, in each case whether now or hereafter authorized.

(c) Subject to the provisions of law and to the provisions of any Preferred Shares that may be outstanding from time to time, dividends may be paid on the Common Shares at such times and in such amounts as the Board of Directors may deem advisable.

(d) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Common Shares shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amounts to which holders of Preferred Shares shall be entitled, to the remaining net assets of the Corporation.

(2) Provisions Relating to Preferred Shares

The preferences, privileges, restrictions and rights granted to or imposed on the respective series of Preferred Shares are as follows:

(a) The preferred shares authorized by these Articles of Incorporation may be issued from time to time in series. The shares of each such series shall be subject to the provisions of this article, and additional provisions with respect to each such series as shall be fixed by the board of directors.

(b) All preferred shares of each series shall be of equal rank and identical, except as fixed by the board of directors as provided in this paragraph. Each share of each series shall be identical in all respects with the other shares of such series, except the date from which dividends thereon shall be cumulative, if such dividends are cumulative. The board of directors is x, hereby authorized and required to fix, in the manner and to the full extent provided and permitted by law, all provisions of the shares of each series not otherwise set forth in these Articles and insofar as such provision's shall not be inconsistent with the provisions of this Article 4 applicable^ all series of the preferred shares, but not limited to:

(i) The distinctive designation of all series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the board of directors in Ife resolution creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by resolution of the board of directors;

(ii) The annual rate of dividends payable on the shares of all series, the date from which dividends shall be cumulative, on all shares of any series issued prior to the record date for the first dividend on shares of such series and the dividend rights applicable to the shares of all series;

(iii) The redemption price or prices, if any, for the shares of each, any or all series;

(iv) The obligation, if any, of the corporation to maintain a sinking fund for the periodic redemption of shares of any series and to apply the sinking fund to the redemption of such shares;

(v) The amount payable on shares of each series in the event of any voluntary liquidation, dissolution or winding up of the affairs of the corporation;

(vi) The right, if any, of the holders of shares of each series to convert such shares into common shares and the terms and conditions of such conversion; and,

(vii) Any voting rights in respect of matters other than those for which voting rights are specifically provided herein, and any other preferences, and relative, participation, optional, or any other special rights, qualifications limitations, or restrictions.

(3) Provisions Relating to All Classes of Shares

The Preferred Shares and Common Shares may be issued by the Corporation from time to time for such consideration as may be determined from time to time by the Board of Directors subject to, and in accordance with the full discretion conferred upon the Board of Directors by Florida Law. Any and all shares for which the consideration so determined shall have been paid or delivered shall be deemed fully paid shares and shall not be liable for any further call or assessment thereon; and the holders of such shares shall not be liable for any further payments in respect of such shares.

(4) Designation of Series A Preferred Shares

There is hereby established a series of Preferred Stock that shall be designated Series A Preferred Stock (hereinafter called the "Series A Preferred Shares") and that shall have the terms set forth in this Section (4).

(a) Number: The number of shares of this Series shall be 500,000. Each Series Preferred Share shall have a prescribed price of $100.

(b) Dividends:

(i) The holders of record of Series A Preferred Shares shall be entitled to receive, when and as declared by the Directors in accordance with the terms hereof, out of any assets or funds of the Corporation at the time legally available for the payment of dividends under the laws of the State of Florida, dividends at the rate of eight percent (8%) per annum of the prescribed price thereof (equal to $8.00 per Series A Preferred Share per annum), payable monthly on dates to be fixed by the Board of Directors of the Corporation (the "Monthly Dividend Payment Date"). No dividends shall be paid upon the Common Stock of the Corporation in any fiscal year unless and until in the same fiscal year of payment, the Board of Directors shall have declared and paid or set aside for payment upon the Series A Preferred Stock, a dividend amount of eight percent (8%) per annum of the prescribed price thereof. Dividends on the Series A Preferred Stock shall be cumulative so that, if in any monthly dividend period or periods, dividends on the outstanding Series A Preferred Stock at the rate of eight percent (8%) of the prescribed price thereof per annum shall not have been paid or set apart for payment, the deficiency shall be paid or set apart for payment, but without interest, before any distribution, whether by way of dividends or otherwise, shall be declared or paid upon or set apart for the Common Stock, or any other stock of the corporation except stock having a preference over or being on a parity with the Series A Preferred Stock.

The term "accrued" as hereinafter applied to dividends on the Series A Preferred Stock shall mean the amount which shall be equal to the sum of all accumulated dividends as set forth in this paragraph, from the date from which such dividends shall have become cumulative, but without interest thereon, less the aggregate amount of all cumulative dividends theretofore paid or declared or set apart for payment on the Series A Preferred.

(ii) Dividends shall begin to accrue and be cumulative on outstanding Series A Preferred Shares from the Monthly Dividend Payment Date next preceding the date of issue of such Series A Preferred Shares, unless the date of issue of such shares is prior to the record date for the first Monthly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Monthly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Shares entitled to receive a monthly dividend and before such Monthly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Monthly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. The Board of Directors may fix a record date for the determination of holders of Series A Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 40 days prior to the date fixed for the payment thereof.

(c) Redemption by Corporation: The Series A Preferred Shares may be redeemed, in whole or in part, at the option of the corporation, by the vote of its board of directors, at a price equal to the sum of $100.00 per Series A Preferred: Share, plus an amount equal to dividends accrued thereon up to the date of redemption, upon the following additional conditions:

(i) If less than all of the Series A Preferred Shares are to be redeemed, redemption shall be made in such amount and by such method, either by lot or by pro rata, and subject to such provisions of convenience, as shall from time to time be determined by the board of directors.

(ii) Notice of any proposed redemption shall be mailed by the corporation, postage prepaid, not less than twenty (20) days, nor more than fifty (50) days, prior to the date fixed for redemption, to each holder of record of such preferred shares to be redeemed at his address as the same shall appear on the books of the corporation. The notice of redemption shall state the date fixed for redemption, the redemptive price and the place at which the shareholders may obtain payment of the redemptive price upon surrender of their respective share certificates.

(iii) If the corporation shall deposit on or prior to the date fixed for the redemption of any such preferred shares, with one or more banks or trust companies, as a trust fund for the benefit of the respective holders of such preferred shares to be redeemed, a sum sufficient to redeem such preferred shares called for redemption with irrevocable instructions and authority to any one of such depository banks or trust companies to deliver, in the name of the corporation, the notice of redemption thereof (or to complete such delivery if theretofore commenced) and to pay on or after the date fixed for such redemption, to the respective holders of such preferred shares, as evidenced by a list of such holders certified by the president or vice-president and the secretary or any assistant secretary, the redemption price thereof upon the surrender of the certificates representing the Series A Preferred shares so called for redemption, then from and after the time of such deposit (although prior to the date fixed for redemption) such Series A Preferred shares so called for redemption shall be deemed to be redeemed. Dividends on those shares shall cease to accrue after the date fixed for redemption, and the deposit shall be deemed to constitute full payment of the Series A preferred shares to the respective holders thereof. The Series A Preferred shares shall no longer be deemed to be outstanding, and the holders thereof shall cease to be stockholders with respect to such preferred shares and shall have no rights with respect thereto, except only the right to receive from such bank or banks or trust company or companies payment of the redemption price of such preferred shares without interest, upon surrender of the certificates representing the preferred shares called for redemption. Money deposited for redemption and unclaimed at the end of six (6) years shall be repaid to the corporation; and, thereafter, the holders of the Series A Preferred shares called for redemption shall look only to the corporation for payment.

(iv) No redemption or purchase of any Series A Preferred Shares shall be made unless full cumulative dividends, if any, on all such shares then" outstanding which are not to be redeemed or purchased, to the end of the then current dividend period, shall have been paid or declared and s|£ apart for payment and unless funds sufficient to meet all matured obligations of the corporation with respect to all sinking funds or retirement funds for all series of preferred shares have been set aside.

(v) All Series A Preferred shares acquired or redeemed through the operation of any sinking fund or retirement funds, or voluntarily redeemed, shall be retired and canceled, and none of the shares shall thereafter be reissued.

(d) Redemption bv Stockholder. Holders of Series A Preferred Stock can request a redemption of their Series A Shares by sending a written notice to the Corporation indicating the number of Series A Shares they wish the Corporation to redeem. Redemption requests will be collected by the Corporation during each month and satisfied provided funds are available, by the 60th day following the first day of the month commencing after the Corporation's receipt of the notices from Series A Shareholders. All redemption requests will be given the same priority as other redemption requests received by the Corporation in any given month.

Funds available to satisfy redemption requests will be obtained by the Corporation solely from collections from any Note Maturities (any First Mortgage Notes that have been satisfied). In the event that funds collected from Note Maturities are inadequate to meet all the redemption requests prior to the end of the applicable 60-day period, then the Corporation will have such additional time as reasonably necessary to secure additional Note Maturities in order to pay the redemption amounts without causing any damage to the Corporation or its investments. The Board of Directors shall have complete discretion to do what it believes is in the best interests of the Corporation, its investments, and all other shareholders not requesting redemption.

In the event that some First Mortgage Notes became non-performing and the Corporation must write down the value of such loans on the books of the Corporation, or if for other reasons, in the reasonable judgment of the Board-of Directors, the Corporation's assets have a liquidation value of less than book value, then the Board of Directors, in its sole discretion, may withhold a portion of a stockholder's redemption payment until final liquidation of the Corporation in an amount that would sufficiently cover an estimated shortfall.

(e) No Conversion. The Series A Preferred Shares shall not be convertible into common Stock.

(f) Dissolution. In the event of any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the corporation, then, before any distribution or payment shall be made to the holders of the common shares, the holders of the Series A Preferred Shares shall be entitled to be paid in full an amount equal to $100 per Series A Preferred Share together with accrued dividends to such distribution payment date, whether or not earned or declared.

If, on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, the assets of the corporation are insufficient to permit full payment to the Series A Preferred shareholders as herein provided, then the holders of Series A Preferred Shares shall share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled.

If, on any liquidation, dissolution or winding up of the affairs of the corporation, payment shall have been made in full to the holders of the Series A Preferred Shares, then the remaining assets and funds of the corporation shall be distributed ratably to the holders of the common shares of the corporation.

Neither the consolidation or merger of the corporation, nor the lease or conveyance of all or substantially all of its assets, shall be deemed a liquidation, dissolution or winding up of the affairs of the corporation within the meaning of this Section.

(g) Voting Rights. Except as otherwise provided by the laws of the State of Florida, the holders of the Series A Preferred shall have no voting power.

  ARTICLE 5. ADDRESS

The street address of the Corporation's initial principal office is 710 Vassar St., Orlando, Florida 32804. The registered agent for said Corporation is Cheryl Lewis, address: 710 Vassar St., Orlando, FL 32804.

ARTICLE 6. INCORPORATOR

The name and address of the sole incorporator are:

Name

Lindsay T. Parrett

Mailing Address

710 Vassar St.
Orlando, FL 32804

The power of the sole incorporator as such shall terminate upon the filing of the Articles of Incorporation.

ARTICLE 7. INITIAL DIRECTORS

The names and mailing addresses of the persons who are to serve as initial directors until the first annual meeting of shareholders or until their successors are elected and qualified are:

Name

Lindsay T. Parrett

Mailing Address

710 Vassar St.
Orlando, FL 32804

ARTICLE 8. REGULATIONS

The following provisions are inserted for the regulation and conduct of the affairs of the Corporation, but it is expressly provided that the same are intended to be and shall be construed to be in furtherance and not in limitation or exclusion of the powers conferred by law:

(1) Subject always to such bylaws as may be adopted from time to time by the shareholders, the Board of Directors is expressly authorized to adopt, alter, amend and repeal the bylaws of the Corporation, but any bylaw adopted by the Board of Directors may be altered, amended or repealed by the shareholders. The bylaws or any particular bylaw may fix a greater quorum or voting requirement for shareholders (or voting groups of shareholders) than is required by the Florida Law.

(2) All corporate powers of the Corporation shall be managed by or under the authority of, and its business and affairs shall be managed under the direction of, its Board of Directors. Directors need not be shareholders. The bylaws may prescribe the number of directors, not less than one; may provide for the increase or reduction thereof but not less than one; and may prescribe the number necessary to constitute a quorum, which number may be less than a majority of the whole Board of Directors, but not less than the number required by law. Whenever a vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the number of directors, it may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the board of directors.

(3) The Corporation hereby elects not to be governed by Section 607.0901 (relating to affiliated transactions) or by Section 607.0902 (relating to control share acquisitions) of the Florida Law, and the provisions of such statutes shall not apply to the Corporation.

ARTICLE 9. INDEMNIFICATION OF DIRECTORS

(1) A director of the Corporation shall not be personally liable for monetary damages to the Corporation, its shareholders or any other person for any statement, vote, decision or failure to act, regarding corporate management or policy, to the fullest extent permitted by Florida Law.

(2) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, whether formal or informal and whether or not such action, suit or proceeding is brought by or in the right of the Corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Florida Law. The right to indemnification conferred in this Article 9 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent permitted by Florida Law. The right to indemnification conferred in this Article 9 shall be a contract right.

(3) The Corporation may, by action of its Board of Directors, provide indemnification to such of the directors, officers, employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and permitted by Florida Law.

(4) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify him against such liability under Florida Law.

(5) The rights and authority conferred in this Article 9 shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

(6) Neither the amendment nor repeal of this Article 9, nor the adoption of any provision of the Articles of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Florida Law, any modification of law, shall eliminate or reduce the effect of this Article 9 in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

ARTICLE 10. REMOVAL OF DIRECTORS

No director of the Corporation may be removed from office by the shareholders except:

(1) for cause,

(2) by the affirmative vote, at a special meeting of shareholders held for that purpose, of not less than 66 2/3% of the shareholders entitled to vote for  election of directors (or, if a director is elected by a voting group of shareholders, 66 2/3% of the shareholders entitled to vote for the election of such director). Upon any such removal, the term of the director who shall have been so removed shall forthwith terminate and there shall be a vacancy in the Board of Directors to be filled in such manner as shall be provided herein and by the bylaws of the Corporation.

ARTICLE 11. AMENDMENT

Subject to the provisions of Article 4 hereof, the Corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights and powers conferred herein upon the shareholders, directors and officers, if any, are granted subject to this reservation.

ARTICLE 12. MEETINGS OF SHAREHOLDERS

Any action required or permitted to be taken by shareholders of the Corporation may be taken only upon the vote of shareholders at an annual or special meeting of shareholders duly noticed and called in accordance with Florida Law, and no such action may be taken without a meeting by written consent of shareholders

ARTICLE 13. SPECIAL MEETING OF SHAREHOLDERS

A special meeting of shareholders of the Corporation shall be held:

(1) on call of the Board of Directors or the person or persons authorized to do so by the bylaws, or

(2) if the holders of not less than 50% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date and deliver to the Corporation's Secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held. Notwithstanding the foregoing, whenever holders of one or more series of Preferred Shares shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of the resolution-or resolutions adopted by the Board of Directors pursuant to Article III, meetings of holders of such Preferred Shares.

ARTICLE 14. INTERESTED PARTY TRANSACTIONS

No contract or other transaction between the corporation and any other person or entity shall be affected by the fact that one or more of the directors or officers of corporation is interested in or is a director or officer of such other person or entity. Any director or officer individually may be a party to or may be interested in any contract or transaction of this corporation with any person or persons, firm, entity or corporation. No such contract or transaction shall be affected by the fact that any director or officer of this corporation is a party to or interested in such contract or transaction, or in any way connected with such person or persons, firm, association or corporation, provided that the interest in any such contract or other transaction shall be authorized or ratified by the vote of a sufficient number of directors. In the absence of fraud, no director or officer having such adverse interest shall be liable to the corporation or to any shareholder or creditor thereof, or to any other person, for any loss incurred by it under or by reason of such contract or transaction; nor shall any such director or officer be accountable for any gains or profits realized thereon. In any case described in this Article, any such director may be counted in determining the existence of a quorum at any meeting of the board of directors which shall authorize or ratify any such contract or transaction.

ARTICLE 15. REGISTERED AGENT

The name and Florida street address of the registered agent is:

Cheryl Lewis
710 Vassar St.
Orlando, FL 32804

I submit this document and affirm that the facts stated herein are true. I am aware that the false information submitted in a document to the Department of State constitutes a third degree felony as provided for in section 817.155, F.S.

July 17, 2012

Having been named as registered agent to accept service of process for the above stated corporation at the place designated in this certificate, I am familiar with and accept the appointment as registered agent and agree to act in this capacity.